Exhibit 99.1

A123 Systems Announces Third Quarter 2009 Financial Results

WATERTOWN, MA – November 10, 2009 – A123 Systems, Inc. (NasdaqGM: AONE), a developer and manufacturer of advanced lithium-ion batteries and battery systems for the transportation, electric grid services and consumer markets, today announced financial results for the third quarter ended September 30, 2009.

There were a number of milestone events for A123 Systems during the third quarter, including the successful completion of the company’s initial public offering, which raised $391 million in net proceeds.  A123 Systems was also selected for a $249 million grant by the U.S. Department of Energy, which was one of the largest grants awarded by the DOE to manufacturers of advanced batteries and battery systems.  Finally, the company continues to make progress related to the loan it is pursuing for up to $233 million with the DOE.

David Vieau, CEO of A123 Systems, said “We believe our IPO proceeds and significant support from the DOE provides A123 Systems with the capital necessary to expand our capacity rapidly to meet the aggressive growth plans of our customers and prospects.  During the third quarter, we also aligned our organization around our key target markets, recruited additional senior executives with significant experience in the automotive market and increased our resources dedicated to the electric grid services market.  We are putting in place the infrastructure and expertise that we believe will enable A123 Systems to scale to much larger levels.”

Vieau said, “During the third quarter, we signed a supply agreement for certain programs with BMW, received notice of a design win for a new application with an existing heavy duty customer and won several development projects in the automotive sector.  We are also pleased that AES commissioned A123 Hybrid Ancillary Power Units in Chile during the third quarter, in addition to placing additional orders for deployment in North America.  We are highly focused on establishing a strong market position in the electric grid services market, as we have in the automotive sector.”  Vieau added, “We were pleased to hear Chrysler’s announcement on November 4, 2009, in which they reaffirmed their commitment to electric vehicles and combined both Fiat’s European and Chrysler’s U.S. programs in this area under the leadership of Chrysler’s electric vehicle management.  The high level of interest and design activity across our portfolio of customers and prospects, and in each of our target markets, is encouraging for A123’s long-term growth.”

Financial Highlights

Revenue: A123 Systems reported third quarter total revenue of $23.6 million, an increase compared to $22.9 million for the third quarter of 2008.  Within revenue, product revenue of $20.0 million increased 42% compared to the third quarter of 2008, and research and development services revenue of $3.6 million decreased 59% over the same time period.

For the nine months ended September 30, 2009, A123 Systems reported total revenue of $66.5 million, an increase of 48% compared to the same period in 2008.  Product revenue of $56.6 million increased 76% and research and development services revenue of $9.9 million decreased 23% for the nine months ended September 30, 2009, compared to the same period of 2008.

Gross Profit/(Loss):  Gross profit was ($1.9) million in the third quarter, compared to $1.0 million in the third quarter of 2008.  For the nine months ended September 30, 2009, gross profit was ($2.6) million, compared to ($3.7) million in the same period of 2008.

Net Income/(Loss): Net loss was ($22.8) million, or ($1.78) per share, based on 12.8 million weighted average common shares outstanding in the third quarter.  The company ended the third quarter with approximately 102 million shares outstanding, with the increase from prior periods resulting from conversion of preferred stock at the time of the IPO, combined with new shares issued as part of the IPO process.  Net loss was ($19.0) million, or ($2.06) per share, based on 9.2 million weighted average common shares outstanding in the third quarter of 2008.

Adjusted EBITDA:  Adjusted EBITDA is a non-GAAP financial measure that is calculated by taking GAAP operating income (loss), adding depreciation and amortization and stock-based compensation.  For the third quarter of 2009, adjusted EBITDA was ($16.3) million, compared to ($15.2) million in the third quarter of 2008.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $494 million at September 30, 2009, an increase from $115 million at the end of the prior quarter.  The increase in cash was a result of net proceeds of approximately $391 million related to the completion of the company’s initial public offering.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

Conference Call Information

What:	A123 Systems’ third quarter 2009 financial results conference call
When:	Tuesday, November 10, 2009
Time:	5:00 p.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 857-6173, domestic

(719) 325-4821, international
Replay:	(888) 203-1112, passcode 9847561, domestic
(719) 457-0820, passcode 9847561, international

About A123 Systems

A123 Systems (NasdaqGM: AONE) develops and manufactures advanced lithium-ion batteries and battery systems for the transportation, electric grid services and consumer markets. Founded in 2001 and headquartered in Massachusetts, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the use of proceeds from the Company’s initial public offering, the Company’s ability to expand its capacity to meet its customers’ growth plans, the nature and impact of the U.S. Department of Energy’s grant and loan funding on the Company’s manufacturing capacity expansion, the Company’s ability to scale, the value and effectiveness of the Company’s products and the Company’s growth and market leadership.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation and other target markets, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

AONE-F

A123 Systems, Inc.

Unaudited, Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Revenue:
Product	$14,121	$20,008	$32,136	$56,646
Research and development services	8,821	3,589	12,740	9,873

Total revenue	22,942	23,597	44,876	66,519

Cost of revenue:
Product	16,841	22,570	40,638	61,756
Research and development services	5,081	2,902	7,959	7,407

Total cost of revenue	21,922	25,472	48,597	69,163

Gross profit (loss)	1,020	(1,875)	(3,721)	(2,644)

Operating expenses:
Research and development	11,058	13,136	26,152	35,950
Sales and marketing	2,117	1,852	5,723	6,079
General and administrative	6,322	5,887	15,153	18,339

Total operating expenses	19,497	20,875	47,028	60,368

Operating loss	(18,477)	(22,750)	(50,749)	(63,012)

Other income (expense):
Interest income	551	35	1,165	97
Interest expense	(154)	(348)	(561)	(920)
(Loss) gain on foreign exchange	(626)	670	(550)	555
Unrealized loss on preferred stock warrant liability	(177)	(445)	(936)	(515)

Other expense, net	(406)	(88)	(882)	(783)

Loss from operations, before tax	(18,883)	(22,838)	(51,631)	(63,795)

Provision for income taxes	60	53	244	320

Net loss	(18,943)	(22,891)	(51,875)	(64,115)

Less: Net loss (income) attributable to the noncontrolling interest	(27)	93	(90)	667

Net loss attributable to A123 Systems, Inc.	(18,970)	(22,798)	(51,965)	(63,448)

Accretion to preferred stock	(11)	(17)	(31)	(45)

Net loss attributable A123 Systems, Inc. common stockholders	$(18,981)	$(22,815)	$(51,996)	$(63,493)

Net loss per share attributable to common stockholders - basic and diluted:	$(2.06)	$(1.78)	$(5.92)	$(6.06)

Weighted average number of common shares outstanding - basic and diluted:	9,203	12,823	8,789	10,469

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2008	2009

ASSETS
Current assets:
Cash and cash equivalents	$70,510	$494,068
Restricted cash	766	1,711
Accounts receivable, net	17,735	16,131
Inventory	35,724	38,094
Prepaid expenses and other current assets	5,101	2,847

Total current assets	129,836	552,851

Property, plant and equipment, net	52,705	68,159
Goodwill	9,581	9,581
Intangible assets, net	2,389	1,754
Deferred offering costs	4,532	—
Other assets	9,701	9,207
Restricted cash	216	223

Total assets	$208,960	$641,775

LIABILITIES, REDEEMABLE STOCK, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	4,629	6,600
Current portion of capital lease obligations	393	512
Accounts payable	19,471	16,273
Accrued expenses	14,381	14,472
Other current liabilities	405	242
Deferred revenue	13,050	7,358
Deferred rent	162	79

Total current liabilities	60,491	53,536

Long-term debt, net of current portion	5,893	8,752
Capital lease obligations, net of current portion	291	228
Deferred revenue, net of current portion	26,028	26,000
Deferred rent, net of current portion	20	413
Other long-term liabilities	1,390	4,729
Preferred stock warrant liability	950	—

Total liabilities	95,063	93,658

Commitments and contingencies
Redeemable convertible preferred stock	234,954	—
Redeemable common stock	11,500	—

Stockholders’ (deficit) equity
Series B-1 convertible preferred stock	1	—
Common stock	8	103
Additional paid-in capital	19,649	764,922
Accumulated deficit	(152,889)	(216,337)
Accumulated other comprehensive loss	(197)	(823)

Total A123 Systems, Inc. stockholders’ (deficit) equity	(133,428)	547,865
Noncontrolling interest	871	252

Total stockholders’ (deficit) equity	(132,557)	548,117

Total liabilities, redeemable stock, and stockholders’ (deficit) equity	$208,960	$641,775

A123 Systems, Inc.

Unaudited, Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

GAAP Operating loss	$(18,477)	$(22,750)	$(50,749)	$(63,012)

EBITDA adjustments
Stock-based compensation	1,178	2,510	3,377	6,544
Depreciation and amortization	2,117	3,903	5,718	10,207
Adjusted EBITDA	$(15,182)	$(16,337)	$(41,654)	$(46,261)

Contacts:

Public Relations:

Edelman

Stephen Roy

Stephen.roy@edelman.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com